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                                                             EXHIBIT 99.1

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 30, 1997)

                                2,000,000 Shares

                                     CERUS

                                  COMMON STOCK

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     The purpose of this Prospectus Supplement is to provide supplemental information regarding Cerus Corporation (the "Company") in connection with the Company's offering of Shares of its Common Stock as described in the Company's Prospectus dated January 30, 1997 pursuant to which such offering is being made. Capitalized terms defined in the Prospectus are used in this Prospectus Supplement as defined in the Prospectus. The information included in this Prospectus Supplement should be read in conjunction with the Prospectus.
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     As a result of a February 13, 1997 meeting with FDA staff, the Company has elected to conduct a pilot study before the U.S. commencement of its Phase 3 clinical trial of its proprietary platelet pathogen inactivation system. The purpose of this additional study is to evaluate the safety and efficacy of platelets treated with the Company's pathogen inactivation system in a small group of patients before conducting the larger Phase 3 patient study. To date, the Company's clinical trials have been conducted only in healthy subjects.

     As a result of this additional small-scale trial, the Company believes that the U.S. Phase 3 clinical trial will not begin before late 1997. The Company had previously anticipated beginning the Phase 3 trial in mid-1997. The Company is currently working with its development and marketing collaborator, Baxter, to design and submit to the FDA a protocol for the proposed pilot study. The Company expects to make a further announcement when such protocol is finalized.

     The Company's current estimate of the scope of the proposed pilot study and the timing of the commencement of the U.S. Phase 3 clinical trial are forward-looking statements that involve risks and uncertainties. The actual scope and timing could differ materially from the above forward-looking statements as a result of certain factors, including the Company's ability to begin and successfully complete the proposed pilot study in a timely fashion and the response of the FDA to the design of the pilot and Phase 3 studies, as well as other factors discussed in the Company's Prospectus dated January 30, 1997. See "Risk Factors," "Business -- Products Under Development" and "-- Government Regulation."

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February 19, 1997